Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-216701) and Form S-8 (No. 333-222051, No. 333-218005 and No. 333-197887) of uniQure N.V. of our report dated March 14, 2018 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers Accountants N.V.

R.M.N. Admiraal RA
Amsterdam, The Netherlands
March 14, 2018